NEWS RELEASE

CONTACT: Jerry Sleve

Vice President - Administration

Phone: (607) 936-3758 ext. 223

Fax: (607) 936-2844

Date: April 22, 2011

FOR IMMEDIATE RELEASE

Corning Natural Gas Issues Stock Dividend

Corning, N.Y. (Friday, April 22, 2011) - Corning Natural Gas Corporation ("CNG") issued a three for two share stock dividend to record holders on April 1, 2011. The stock certificates are being distributed today. "Corning Natural Gas has a large number of local shareholders and the Company wants to make sure they are aware that the stock certificates they receive should be securely stored," said Jerry Sleve, Vice President of the Company. The dividend was approved by the Board of Directors in an effort to improve liquidity in the equity. The price per share, effective on April 21, 2011, was adjusted for the increase in shares. An illustration of the effect of the dividend would be; a shareholder who owned 100 shares on March 31, 2011 would receive a distribution of 50 shares on or about April 22, 2011, increasing the total holdings to 150 shares.

Corning Natural Gas is very appreciative for its shareholders continued support as management increases its effort to strengthen the Company's financial position and its commitment to the communities it serves.

Mr. Sleve also stated, "Shareholders of record on March 31, 2011 also recently received the quarterly dividend of $0.1725/share on the shares owned prior to the stock dividend distribution. This cash dividend was distributed on or about April 15, 2011."

Corning Natural Gas Corporation, incorporated in 1904 as a New York State public utility continues to provide safe, reliable natural gas service to 15,000 residential, commercial and industrial customers in the Southern Tier and Central regions of New York State. Learn more at http://www.corninggas.com.

Safe Harbor Regarding Forward-Looking Statements

Some of the statements that we make in this press release, including statements about our confidence in the company's prospects and strategies are forward-looking statements within the meaning of section 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like "believe," "expect," "will," "should," "intend," "plan," or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning.

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